UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 11, 2024

BRIACELL THERAPEUTICS CORP.

(Exact name of registrant as specified in its charter)

British Columbia	47-1099599
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 300 - 235 15th Street West Vancouver, BC	V7T 2X1
(Address of principal executive offices)	(Zip Code)

(604) 921-1810

(Registrant’s telephone number, including area code)

Commission File No. 001-40101

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered under Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, no par value	BCTX	The Nasdaq Stock Market LLC
Warrants to purchase common shares, no par value	BCTXW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 11, 2024, BriaCell Therapeutics Corp. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with ThinkEquity LLC as representative of the several underwriters named therein (collectively, the “Underwriter”), relating to an underwritten public offering (the “Offering”) of 7,400,000 Units (the “Units”), each Unit consisting of (i) one share (the “Shares”) of the Company’s common shares, no par value (the “Common Shares”) and (ii) one common warrant (the “Warrants”) to purchase up to an aggregate of 7,400,000 Common Shares (the “Warrant Shares”), at a combined public offering price of $0.75 per Unit. The Warrants have an exercise price of $0.9375 per share, are immediately exercisable and expire five years from the date of issuance. The Shares and Warrants were issued separately. The Company also agreed to issue 370,000 warrants to the designees of the Underwriter (the “Representative’s Warrants”). The Representative’s Warrants have an exercise price of $0.9375, are immediately exercisable and expire five years from the date of issuance. The Offering closed on December 13, 2024.

After underwriting discounts and commissions, the Company received gross proceeds from the Offering of approximately $5.55 million. The Company intends to use the gross proceeds from the Offering for working capital requirements, general corporate purposes, and the advancement of business objectives.

A holder of the Warrants (together with its affiliates) may not exercise any portion of the Warrant to the extent that the holder would own more than 4.99% (or 9.99%, at the election of the holder) of the outstanding Common Shares immediately after exercise, except that upon at least 61 days’ prior notice from the holder to the Company, the holder may increase the amount of beneficial ownership of outstanding shares after exercising the holder’s Warrants up to 9.99% of the number of the Common Shares outstanding immediately after giving effect to the exercise.

The Shares, Warrants and Warrant Shares were issued pursuant to the Company’s shelf registration statement on Form S-3 (Registration Statement No. 333-276650) previously filed with the Securities and Exchange Commission (the “Commission”) and declared effective by the Commission on January 31, 2024. A preliminary prospectus supplement and the accompanying prospectus relating to the Offering have been filed with the Commission.

The Underwriting Agreement contains customary representations and warranties, agreements and obligations, conditions to closing and termination provisions. The Underwriting Agreement provides for indemnification by the Underwriter of the Company, its directors and certain of its executive officers, and by the Company of the Underwriter, for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, and affords certain rights of contribution with respect thereto. The foregoing descriptions of the Underwriting Agreement, Warrants and Representative’s Warrants are qualified in their entirety by reference to the Underwriting Agreement, form of Warrant and form of Representative’s Warrant, which are attached hereto as Exhibits 1.1, 4.1 and Exhibit 4.2, respectively, to this Current Report on Form 8-K (the “Report”). Copies of the opinions of Bennett Jones LLP and Sichenzia Ross Ference Carmel LLP relating to the legality of the issuance and sale of the securities in this Offering are attached as Exhibits 5.1 and Exhibit 5.2, respectively, to this Report.

Item 3.02. Unregistered Sales of Equity Securities.

In connection with the issuance of the Representative’s Warrants and the Common Shares issuable upon exercise of the Representative’s Warrants, the Company relied upon the exemption from registration provided under Section 4(a)(2) of the Securities Act of 1933, as amended, for transactions not involving a public offering.

Item 8.01. Other Events

On December 11, 2024, the Company issued a press release announcing that the Company had commenced the Offering.

On December 11, 2024, the Company issued a press release announcing the pricing of the Offering.

On December 13, 2024, the Company issued a press release announcing the closing of the Offering.

Copies of the press releases are attached as Exhibits 99.1, 99.2 and Exhibit 99.3, respectively, to this Report and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement dated December 11, 2024, between the Company and ThinkEquity LLC*
4.1	Form of Warrant
4.2	Form of Representative’s Warrant
5.1	Opinion of Bennett Jones LLP
5.2	Opinion of Sichenzia Ross Ference Carmel LLP
23.1	Consent of Bennett Jones LLP (contained in Exhibit 5.1)
23.2	Consent of Sichenzia Ross Ference Carmel LLP (contained in Exhibit 5.2)
99.1	Press Release issued December 11, 2024
99.2	Pricing Press Release issued December 11, 2024
99.3	Closing Press Release issued December 13, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Certain schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted exhibit or schedule will be furnished supplementally to the SEC or its staff upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRIACELL THERAPEUTICS CORP.

/s/ William V. Williams
December 13, 2024	William V. Williams
President and Chief Executive Officer